77L
377 Putnam Discovery Growth Fund
6/30/08 Semi Annual

New accounting pronouncement

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (the Standard). The Standard defines fair value, sets out a framework for measuring fair value and expands disclosures about fair value measurements. The Standard applies to fair value measurements already required or permitted by existing standards. The Standard is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Putnam Management does not believe the adoption of the Standard will impact the amounts reported in the financial statements; however, additional disclosures will be required about the inputs used to develop the measurements of fair value.

In March 2008, Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161) an amendment of FASB Statement No. 133 (SFAS 133), was issued and is effective for fiscal years beginning after November 15, 2008. SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments and how derivative instruments affect an entitys financial position. Putnam Management is currently evaluating the impact the adoption of SFAS 161 will have on the funds financial statement disclosures.